Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-214863
June 5, 2017

MTBC – A Unique Healthcare IT Company

MTBC Investor Fact Sheet – June 2017

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers

- **Healthcare information technology company** — Proprietary, fully integrated, SaaS and service solution
- **Large, highly fragmented market** — Over 1,500 RCM companies, none with > 5% market share
- **Highly experienced management team** — Completed 14 acquisitions in last 5 years
- **Scalable, cost-efficient business model with recurring revenue** — Cloud-based software, ~1,800 cost-effective global team members
- **Predictable recurring revenue** — 95% revenue visibility at the beginning of each quarter
- **Profitable as measured by EBITDA** — Positive adjusted EBITDA in Q4 2015, Q1 - Q3 2016

Transaction Overview

Issuer	Medical Transcription Billing, Corp.
Exchange: Symbol	NASDAQ Capital Market: MTBCP
Shares Offered	11% Series A Cumulative Redeemable Perpetual Preferred Stock
Dividends	Payable on the 15th day of each month
Offering Price	$25.00 per share
Redemption	Redeemable after November 4, 2020 at $25.00 per share
Offering Size	Up to $8,500,000
Use of Proceeds	• A portion towards repayment of Opus debt and other amounts outstanding • General corporate purposes and additional working capital
Placement Agents	• Rodman & Renshaw • Boenning & Scattergood

Market Info

Common Stock

- NASDAQ: MTBC
- Price: $1.99
- Market cap: $22.9 million
- Shares Outstanding: 11,487,677
- Insiders: 49.1%

Preferred Stock

- NASDAQ: MTBCP
- Price: $25.33
- Dividend: 11% of par value
- Equity value: $8.1 million
- Shares Outstanding: 319,406

*As of May 31, 2017

MTBC Integrated Solution

mHealth — Extends the core components of the platform to the mobile environment.

EHR – Electronic Health Record — Allows physicians to create and review electronic clinical charts online.

Practice Management — Automates the labor-intensive workflow of medical offices in a unified and streamlined platform.

Revenue Cycle Management — Improves medical reimbursement process to accelerate and increase collections, reduce errors in submissions and streamline workflow.



MTBC Patient Portal



MTBC iRx

MTBC's iPad EHR



A Unique Healthcare IT Company

MTBC Investor Fact Sheet – June 2017

Leadership Team

Mahmud Haq – *CEO and Chairman of the Board*

- Former VP of Global Risk Management, American Express and CEO of Compass International Services (Nasdaq: CMPS)
- B.S. in Aviation Management, Bridgewater State College. M.B.A. in Finance, Clark University

Stephen Snyder – *President and Director*

- Joined MTBC in 2005. Attorney for 15 years with M&A and healthcare law experience
- J.D. Rutgers School of Law – Newark, senior editor of law journal

Bill Korn – *Chief Financial Officer*

- Joined MTBC in 2013. 10 year IBM executive, part of the team that created IBM's successful services strategy in the 1990's
- A.B. Economics, Harvard College. M.B.A. Harvard Business School

Revenue Growth

($ in millions)



$30
$25
$20
$15
$10
$5
$0
CAGR: 33%
$10.5
$18.3
$23.1
$24.5
2013
2014
2015
2016

Board of Directors

Howard Clark Jr.

- Former CFO of American Express. Former CEO, Chairman and Vice Chairman of Shearson Lehman Bros.

Anne Busquet

- Former President, American Express Interactive Services
- Board member, Pitney Bowes, Intercontinental Hotels

John Daly

- Former Director of E.F. Hutton & Company

Cameron Munter

- Former U.S. Ambassador to Pakistan. CEO East-West Institute

Recent News

- September 2015 – OpusBank: $10 million credit facility from Opus Bank
- October 2015 – MTBC's ICD-10 app ranked most popular by US doctors
- November 2015 – $7.4 million Series A Preferred Stock issued on Nasdaq, Nov. 2015 & July 2016
- Q4 2015, Q1 Q2 and Q3 2016 – First four quarters of positive EBITDA after IPO
- February 2016 – Gulf Coast Billing: Acquisition of out-of-network billing company
- July 2016 – Acquisition of facility and self-pay billing company (WFS)
- July 2016 – First Shelf Offering
- October 2016 – Our largest acquisition to date (MediGain)
- May 2017 – New MTBC Patient Portal app
- June 2017 – Phase 1 launch of talkEHR

Growth Strategy

Acquisitions

- Acquire ambulatory RCM companies
- Migrate customers to, or develop interfaces with, MTBC platform
- Leverage lower costs into EBITDA growth

Organic Growth

- Relationships with software vendors
- Traditional sales and marketing

MTBC Contact:

Bill Korn
Chief Financial Officer
7 Clyde Road
Somerset, NJ 08873
(732) 873-5133 x 133
bkorn@mtbc.com